Exhibit 10.1

PURCHASE AGREEMENT

by and between

ORBITAL INFRASTRUCTURE GROUP, INC.

and

OCELOT BIDCO LLC

Dated as of October 5, 2023

TABLE OF CONTENTS

Page

Article I DEFINITIONS		2

Article II PURCHASE AND SALE		2
2.1.	Purchase and Sale of the Purchased Equity	2

Article III CLOSING AND DELIVERIES		2
3.1.	Closing	2
3.2.	Deliveries by Seller	3
3.3.	Deliveries by Buyer	3

Article IV REPRESENTATIONS AND WARRANTIES Regarding THE COMPANY		4
4.1.	Organization and Standing	4
4.2.	Capitalization	4
4.3.	Subsidiaries	4
4.4.	No Undisclosed Material Liabilities	4
4.5.	Taxes	5
4.6.	Related Party Transactions	5
4.7.	Compliance with Laws	5
4.8.	No Brokers	5
4.9.	No Additional Representations	5

Article V REPRESENTATIONS AND WARRANTIES OF SELLER		6
5.1.	Organization and Standing	6
5.2.	Authority; Enforceability; Title	6
5.3.	Consents	7
5.4.	No Brokers	7
5.5.	No Additional Representations	7

Article VI REPRESENTATIONS AND WARRANTIES OF BUYER		7
6.1.	Securities Matters	7
6.2.	Organization and Standing	7
6.3.	Authorization, Validity and Effect	8
6.4.	No Conflict; Required Filings and Consents	8
6.5.	Legal Proceedings	8
6.6.	No Brokers	8
6.7.	No Additional Representations	8

Article VII PRE-CLOSING COVENANTS		9
7.1.	Interim Operations	9
7.2.	Reasonable Access; Confidentiality	11
7.3.	Commercially Reasonable Efforts; Cooperation	12
7.4.	Bankruptcy Actions	12
7.5.	Notification	13
7.6.	Seller Schedules	14

Article VIII COVENANTS		14
8.1.	Publicity	14
8.2.	Records	14
8.3.	Continuing Indemnification for Company Actors	15
8.4.	Confidentiality	15
8.5.	Avoidance and Related Claims	15

8.6.	Eclipse Assets	16

Article IX CONDITIONS TO CLOSING		16
9.1.	Conditions to Obligations of Seller	16
9.2.	Conditions to Obligations of Buyer	17
9.3.	Sale Order	17

Article X TERMINATION OF AGREEMENT		18
10.1.	Termination	18
10.2.	Effect of Termination	19

Article XI REMEDIES		20
11.1.	Survival	20
11.2.	Exclusive Remedy	20

Article XII TAX MATTERS		21
12.1.	Administration of Tax Matters	21
12.2.	Allocation of Liability for Taxes	21
12.3.	Cooperation; Audits	22
12.4.	Tax Refunds; Amended Tax Returns	22
12.5.	Transfer Taxes	22
12.6.	Tax Sharing	23
12.7.	Allocation of Consideration	23
12.8.	Survival	23

Article XIII MISCELLANEOUS AND GENERAL		23
13.1.	Disclaimer; No Additional Representations; No Reliance	23
13.2.	Release of Claims	25
13.3.	Expenses	25
13.4.	Successors and Assigns	25
13.5.	Third-Party Beneficiaries	25
13.6.	Further Assurances	25
13.7.	Notices	26
13.8.	Complete Agreement	27
13.9.	Captions	27
13.10.	Amendment	27
13.11.	Waiver	27
13.12.	Governing Law; Submission to Jurisdiction	28
13.13.	Severability	28
13.14.	Counterparts	29
13.15.	Enforcement of Agreement	29
13.16.	Other Definitional and Interpretive Matters	29
13.17.	Independent Legal Counsel; Continuing Representation	30
13.18.	Fraud	32
13.19.	Related Party Liability	32
13.20.	Contribution; Right of Set-Off	32

ii

Exhibits and Schedules

EXHIBITS

Exhibit A	Definitions
Exhibit B	Equity Ownership

iii

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 5, 2023 (the “Signing Date”), by and between Ocelot Bidco LLC, a Delaware limited liability company (“Buyer”), and Orbital Infrastructure Group, Inc., a Texas corporation (“Seller”). Buyer and Seller are sometimes referred to herein collectively as the “Parties” and, each individually, as a “Party.”

RECITALS

WHEREAS, Front Line Power Construction, LLC, a Texas limited liability company (“Company”), is engaged in the business of engineering, construction and maintenance of electrical transmission, distribution and substation systems (the “Business”);

WHEREAS, Seller is the beneficial and record owner of all of the issued and outstanding membership interests of the Company (the “Purchased Equity”);

WHEREAS, Buyer is a newly formed Delaware limited liability company;

WHEREAS, prior to the Closing, Ocelot Holdco LLC, a Delaware limited liability company (“Holdings”), will issue common and preferred interests to Ocelot Intermediate LLC, a Delaware limited liability company (“Intermediate Holdings”), and Intermediate Holdings will, immediately thereafter, contribute all of such common and preferred interests in Holdings to Buyer such that Buyer will be a direct wholly owned subsidiary of Intermediate Holdings and indirect wholly owned subsidiary of Holdings;

WHEREAS, immediately prior to the Closing, Buyer will transfer all such common and preferred interests in Holdings and issue the takeback loans and super-senior loans contemplated by the Credit Bid Term Sheet, as applicable, to the Lenders in exchange for the Credit Bid Prepetition Obligations and the Front Line DIP Obligations, as applicable;

WHEREAS, Seller, together with certain of its Affiliates (each, a “Debtor” and, collectively, the “Debtors”), commenced a voluntary case under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under Case No. 23-90763 (DRJ) (such case, the “Bankruptcy Case”) on August 23, 2023;

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, the Purchased Equity pursuant to the terms and subject to the conditions of this Agreement (the “Transaction”);

WHEREAS, Seller and Buyer intend to effectuate the Transaction through the sale of the Purchased Equity free and clear of all Liens and Liabilities pursuant to Sections 105 and 363 of the Bankruptcy Code;

WHEREAS, on August 24, 2023, the Debtors filed the Debtors’ Motion for Entry of an Order (I)(A) Approving Sale and Bidding Procedures; (B) Authorizing Selection of Stalking Horse Bidders; (C) Scheduling Auction For, and Hearing to Approve, Sale of Debtors' Assets; (D) Approving Form and Manner of Notices of Sale, Auction, and Sale Hearing; (II) Authorizing the Sale of Assets Free and Clear of All Liens, Claims, Encumbrances, and Other Interests, and (III) Granting Related Relief (Docket No. 34) (the “Bidding Procedures Motion”);

WHEREAS, Buyer and Seller have entered into this Agreement for the purchase and sale of the Purchased Equity as a “stalking horse” bid, which shall be subject to higher or otherwise better offers solicited by Seller in accordance with the procedures to be set forth in the Bidding Procedures Order (any such offer, a “Higher or Better Offer”);

WHEREAS, the execution and delivery of this Agreement and Seller’s ability to consummate the transactions set forth in this Agreement are subject to, among other things, (a) the Transaction being determined to constitute the highest or otherwise best bid for the Purchased Equity and (b) the entry of the Sale Order under, inter alia, Section 363 of the Bankruptcy Code, as further set forth herein, and the Parties desire to consummate the proposed transaction as promptly as practicable after the Bankruptcy Court enters the Sale Order and in accordance with the Milestones; and

WHEREAS, Seller believes, following consultation with its financial advisors and consideration of available alternatives, that, in light of the current circumstances, the Transaction as provided herein is necessary to preserve and maximize value, and is in the best interests of Seller, its creditors and its equity holders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II

PURCHASE AND SALE

2.1.    Purchase and Sale of the Purchased Equity. At the Closing, subject to the terms and conditions of this Agreement, Seller shall sell, transfer, assign, and convey the Purchased Equity, and Buyer shall purchase and accept the Purchased Equity from Seller, and in consideration therefor, Buyer shall (A) credit bid the Credit Bid Prepetition Obligations and the Front Line DIP Obligations pursuant to Section 363(k) of the Bankruptcy Code (the “Credit Bid”), (B) pay or cause to be paid to Seller the Additional Closing Consideration and (C) provide the Guaranteed Claims Release ((A)-(C) collectively, the “Closing Date Consideration”).

ARTICLE III

CLOSING AND DELIVERIES

3.1.    Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place by electronic communications and transmission of .PDF documents on a date to be designated by the Parties, which shall be on the date that is two Business Days following the satisfaction or, to the extent permissible, waiver in writing by the appropriate Party of each of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, written waiver by the Party or Parties entitled to the benefit of such conditions), or on such other date or at such other time and place or by any such other method as the Parties may mutually agree in writing, in each case, with original documents being exchanged contemporaneously with or promptly after the Closing, where applicable and necessary. All proceedings to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2.    Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:

(a)    an assignment of membership interests of the Company from Seller representing the Purchased Equity, in a form reasonably satisfactory to Buyer;

(b)    a certificate dated as of the Closing Date, duly executed by the secretary or equivalent officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the governing body of Seller authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of Seller executing this Agreement on behalf of Seller (the “Seller Secretary Certificate”);

(c)    a certificate of the Secretary of State of the applicable jurisdiction of formation of the Company as to the good standing of the Company in such jurisdiction as of the most recent practicable date;

(d)    a certificate of an executive officer of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, to the effect that the conditions set forth in Sections 9.2(a)—(d) have been satisfied (the “Seller Closing Certificate”);

(e)    a copy of the Sale Order;

(f)    written resignations from the managers, directors and officers of the Company identified by Buyer at least five days prior to the Closing, effective as of the Closing Date;

(g)    a complete and properly executed IRS Form W-9 of Seller (or, if applicable, its regarded owner for U.S. federal income tax purposes) certifying that Seller is exempt from backup withholding.

3.3.    Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following items:

(a)    a certificate dated as of the Closing Date, duly executed by the secretary or equivalent officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Board of Directors (or similar governing body) of Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (ii) the incumbency, authority and specimen signature of each officer of Buyer executing this Agreement on behalf of Buyer (the “Buyer Secretary Certificate”);

(b)    a certificate of the Delaware Secretary of State as to the good standing of Buyer in such jurisdiction as of the most recent practicable date;

(c)    a certificate of an executive officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that the conditions set forth in Sections 9.1(a) and 9.1(b) have been satisfied (the “Buyer Closing Certificate”);

(d)    a writing acknowledging the satisfaction of the Credit Bid amount as consideration for the transfer of the Purchased Equity in form reasonably satisfactory to Seller;

(e)    the Guaranteed Claims Release in form and substance reasonably satisfactory to Seller; and

(f)    the Additional Closing Consideration by wire transfer of immediately available funds to the account designated by Seller no fewer than two (2) Business Days prior to the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Seller represents and warrants, to and for the benefit of Buyer, as of the Signing Date and as of the Closing Date, that the following statements are true and correct:

4.1.    Organization and Standing. The Company is a limited liability company and is duly organized, validly existing, and in good standing under the laws of the State of Texas. The Company is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. True, correct, and complete copies of the Organizational Documents of the Company have been made available to Buyer.

4.2.    Capitalization. Seller is the beneficial and record owner of all of the issued and outstanding membership interests of the Company. The Purchased Equity is duly authorized and validly issued and fully paid. The Purchased Equity represents the only issued and outstanding Equity Interests of the Company. There are no (a) outstanding securities convertible or exchangeable into Equity Interests of the Company; (b) options, warrants, rights of first refusal, rights of first offer, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any of its membership interests; or (c) voting trusts or other Contracts or understandings to which the Company is a party or by which the Company is bound with respect to the Purchased Equity or to the voting, transfer or other disposition of any Equity Interests of the Company, except for the Contracts underlying the Obligations and the Prepetition Intercreditor Agreement.

4.3.    Subsidiaries. The Company does not have any subsidiaries. Except as set forth on Exhibit C, the Company does not own, directly or indirectly, any equity securities of any Person.

4.4.    No Undisclosed Material Liabilities. Except as set forth on Schedule 4.4, there are no liabilities of the Company of any kind whatsoever, other than: (a) liabilities adequately reflected or reserved against in accordance with GAAP in the unaudited balance sheet of the Company as of June 30, 2023 (the “Balance Sheet Date”) or the notes thereto; (b) executory obligations under the express terms of Contracts entered into by the Company (for avoidance of doubt, not by the Seller on behalf of the Company) in the Ordinary Course of Business since the Balance Sheet Date (for the avoidance of doubt, excluding any liability arising out of any breach thereof); and (c) other undisclosed liabilities which, individually or in the aggregate, (i) would not, or would not reasonably be expected to result in, liabilities or obligations of $1,000,000 or more on the Company, (ii) would not, or would not reasonably be expected to create, impose or result in a Lien of $1,000,000 or more upon any property or assets of the Company, and (iii) are not material to the Company.

4.5.    Taxes. Except as set forth on Schedule 4.5, the Company has at all times since its formation been classified as an entity disregarded as separate from its owner for U.S. federal, state and local income tax purposes.

4.6.    Related Party Transactions. Except as set forth on Schedule 4.6, none of (a) Seller or any officer or director of Seller or any of its Affiliates and (b) other than the Prepetition Promissory Note Holder, no officer, director, manager, member or equityholder of the Company or any of its Affiliates or, with respect to any specified Person that is an individual, such Person’s spouse, parents, children, and siblings, or any other relative of such Person that shares such Person’s home (a) owes any amount to the Company or is owed any amount or other liability thereby, (b) owns any asset used in the Business of the Company or possesses or uses for non-Business purposes any asset owned by the Company, or (c) is involved in any business arrangement with the Company (save for an employment relationship with the Company).

4.7.    Compliance with Laws. Except as set forth on Schedule 4.7, (a) the Company is in compliance in all material respects with all Laws and Orders applicable to the Company or to the operation of the Business, (b) neither the Company nor Seller has received any written or oral notification or communication from any Governmental Authority (x) asserting that the Company is not in material compliance with any Law or Order, or (y) threatening to revoke any material permit owned or held by the Company, and (c) no investigation or review is pending or has been threatened by any Governmental Authority with respect to any alleged violation by the Company of any Law.

4.8.    No Brokers. Except for Moelis & Company LLC (to whom the Company will not owe any amounts), no broker, finder or similar agent has been employed by or on behalf of the Company or Seller, and no Person with which the Company or Seller has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

4.9.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLER AND ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY OR ON BEHALF OF THE COMPANY OR ANY OTHER PERSON. SELLER AND ITS AFFILIATES WILL NOT, AND NO OTHER PERSONS WILL, HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN THE DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREIN, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER (ELECTRONIC OR OTHERWISE).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to and for the benefit of Buyer that as of the Signing Date and as of the Closing Date the following statements are true and correct:

5.1.    Organization and Standing. Seller is a corporation and is duly organized, validly existing, and in good standing under the laws of the State of Texas.

5.2.    Authority; Enforceability; Title.

(a)    Subject to the Bankruptcy Case and to the extent that any Bankruptcy Court approval is required, Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and each Ancillary Agreement to which Seller is or will be a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Ancillary Agreements contemplated hereby to which Seller is a party have been, or will be, duly executed and delivered by Seller pursuant to all necessary authorization, subject only to the entry of the Sale Order, and constitutes, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions. Seller is not party to or bound by any Contract with respect to the Purchased Equity, other than pledges that will be released as of the Closing.

(b)    Except for the Bankruptcy Case and to the extent that any Bankruptcy Court approval is required (including, for the avoidance of doubt, with respect to the Contracts underlying the Obligations and the Prepetition Intercreditor Agreement), neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of a Lien (other than Permitted Liens) upon any property or assets of Seller, pursuant to any Contract, except as would not have a material impact on Seller’s ability to consummate the transactions contemplated by this Agreement, or (iii) violate any Order or Law applicable to Seller.

(c)    As of the Closing, Seller is the record and beneficial owner of the Purchased Equity and has good, marketable and valid title to the Purchased Equity free and clear of all Liens, other than the Obligations, Liens arising in connection with the Prepetition Intercreditor Agreement, and except for Permitted Equity Exceptions. Upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and in accordance with the terms hereof, at the Closing, Buyer will acquire good, marketable and valid title to the Purchased Equity, free and clear of all Liens, other than the Obligations, and subject to the Permitted Equity Exceptions.

5.3.    Consents. Except for requisite Bankruptcy Court approval and entry of the Sale Order, no Consent is required to be obtained by Seller for the consummation by Seller of the transactions contemplated by this Agreement, except as would not have a material impact on Seller’s ability to consummate the transactions contemplated by this Agreement.

5.4.    No Brokers. Except for Moelis & Company LLC, no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.5.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE V, SELLER AND EACH OF ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY OR ON BEHALF OF SELLER OR ANY OTHER PERSON. SELLER WILL NOT, AND NO OTHER PERSONS WILL, HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF, ANY SUCH INFORMATION, INCLUDING ANY INFORMATION, DOCUMENTS, PROJECTIONS, FORECASTS OR OTHER MATERIAL MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES IN THE DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREIN, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER (ELECTRONIC OR OTHERWISE), OTHER THAN WITH RESPECT TO THE EXPRESS REPRESENTATIONS.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to and for the benefit of the Company (prior to the Closing) and Seller that as of the Signing Date and as of the Closing Date the following statements are true and correct:

6.1.    Securities Matters. Buyer is acquiring the Purchased Equity for its own account with the present intention of holding the Purchased Equity for investment only and not with a view to distribution or sale in violation of any federal or state securities Laws. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any of the Purchased Equity other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2.    Organization and Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer is duly qualified to do business in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material and adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

6.3.    Authorization, Validity and Effect. Buyer has all the requisite power and authority to enter into and perform its obligations under this Agreement and the other agreements contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements contemplated hereby to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer. This Agreement and the other agreements contemplated hereby to which Buyer is a party have been, or will be, duly and validly executed and delivered by Buyer and constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.

6.4.    No Conflict; Required Filings and Consents.

(a)    Neither the execution and delivery of this Agreement and the other agreements contemplated hereby to which Buyer is a party, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination or cancellation with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a material and adverse effect on Buyer, or (iii) violate any Order or Law applicable to Buyer in any material respect.

(b)    No Consent is necessary for the consummation by Buyer of the transactions contemplated by this Agreement.

6.5.    Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened that would adversely affect Buyer’s performance under this Agreement and under the other agreements contemplated hereby to which Buyer or its Affiliates is a party, or the consummation of the transactions contemplated hereby or thereby.

6.6.    No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.7.    No Additional Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER THAT ARE EXPRESSLY SET FORTH IN THIS ARTICLE VI, BUYER EXPRESSLY DISCLAIMS AND HAS NOT MADE, AND SHALL NOT BE DEEMED TO HAVE MADE, TO THE COMPANY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

ARTICLE VII
PRE-CLOSING COVENANTS

7.1.    Interim Operations. Between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article X, except as set forth on Schedule 7.1 or as contemplated by this Agreement, unless Buyer has previously consented in writing (which consent will not be unreasonably withheld, conditioned, or delayed) or as required by applicable Law, Seller shall (x) use commercially reasonable efforts to ensure that the Company will, subject to actions reasonably necessary to conduct the Chapter 11 process as determined in the reasonable discretion of Seller, conduct its operations in the Ordinary Course of Business and will use commercially reasonable efforts to preserve present relationships with suppliers, customers and lenders having business dealings with the Company, and (y) use commercially reasonable efforts to obtain approval of the Sale Order and maintain compliance with the DIP Credit Agreement and any DIP Order. Without limiting the foregoing, between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Article X, except as set forth on Schedule 7.1 or as contemplated by this Agreement, Seller shall use commercially reasonable efforts to ensure that the Company shall not do any of the following unless Buyer has previously consented in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as required by applicable Law:

(a)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the Ordinary Course of Business under lines of credit existing on the Signing Date that is repaid or satisfied in full at or prior to Closing;

(b)    acquire, or dispose of, (i) any material property or assets, (ii) mortgage or encumber any property or assets other than Permitted Liens, or (iii) cancel any debts owed to or claims held by the Company;

(c)    other than a termination by another contract party under the terms of a material Contract, enter into, amend, modify, not renew or terminate any material Contract (or any Contract that would be a material Contract if in effect on the Signing Date) or waive any material right thereunder;

(d)    sell, assign, transfer, abandon, permit to lapse, license, sublicense or otherwise dispose of any rights under or with respect to any Intellectual Property other than non-exclusive licenses granted to customers in the Ordinary Course of Business;

(e)    disclose any confidential information or trade secrets to any Person (other than pursuant to a written confidentiality and non-disclosure agreement entered into in the Ordinary Course of Business with reasonable protections of, and preserving all rights of the Company in, such confidential information and trade secrets);

(f)    (i) enter into, adopt, amend or terminate any Employee Plan or any other benefit plan, policy, program, contract, agreement or arrangement that would be an Employee Plan if in effect on the date hereof other than as required by Law or the terms as in effect on the date hereof of any existing Employee Plan, (ii) transfer any Employee Plan that is not sponsored by the Company to the Company, or transfer any Employee Plan that is sponsored by the Company to Seller or its other Affiliates, (iii) grant or announce any cash or equity or equity-based incentive awards, bonus, severance, retention, change of control, transaction or similar compensation or any increase in the salaries, bonuses or other compensation and benefits payable to any current or former employee, officer, directors or other service provider of the Company other than any increase in base compensation or health and welfare benefits in the Ordinary Course of Business for current employees with annual base compensation that is less than $150,000, (iv) hire or otherwise enter into any employment or consulting agreement or arrangement with any current or former employee, officer, director or other service provider of the Company whose annual compensation opportunities would exceed $100,000 or (v) terminate any current or former employee, officer, director or other service provider of the Company other than for cause, whose annual compensation opportunities would exceed $100,000;

(g)    (i) negotiate, modify, extend, or enter into any collective bargaining Contract or other Contract with any labor union, works council, or other labor organization or employee representative or (ii) recognize or certify any labor union, works council, or other labor organization or employee representative or group of employees as the bargaining representative for any employees of the Company;

(h)    implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate the WARN Act;

(i)    waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor;

(j)    (i) make, change or revoke any material election in respect of Taxes, (ii) make any material change to the Company’s accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP or changes in Law, (iii) amend or re-file any Tax Return, (iv) settle, compromise or abandon any material Action in respect of Taxes, (v) consent to any extension or waiver of the limitations period applicable to any claim or assessment in respect of material Taxes, (vi) enter into any closing agreement (as described in Section 7121 of the Code) or similar agreement in respect of Taxes with any Governmental Authority, (vii) file any Tax Return in a manner inconsistent with past practices, (viii) fail to pay any Taxes (including estimated Taxes) when due, (ix) surrender any right to claim a material Tax refund; (x) take (or fail to take) any action that could reasonably be expected to have the effect of materially increasing the Tax liability, or materially decreasing any material Tax asset, of Buyer, its Affiliates or the Company for a Post-Closing Tax Period, or (xi) take any action that could result in the Company ceasing to be classified as an entity disregarded as separate from its owner for U.S. federal income tax purposes;

(k)    make any amendment to the Organizational Documents of the Company;

(l)    issue, transfer or sell any Equity Interests of the Company, split, combine or subdivide the Equity Interests of the Company or subject to a Lien any Equity Interests of the Company;

(m)    initiate any Action or settle or compromise any Action by or against the Company, other than any settlement or compromise that involves exclusively monetary payments that are paid in full prior to the Closing;

(n)    acquire any Equity Interests or make any investment in or capital contribution to any Person;

(o)    make any capital expenditure (or a series of capital expenditures) other than those set forth in the Company’s capital expenditure budget made available to Buyer or fail to make, reduce or delay any capital expenditure set forth in such budget or any material repair or maintenance;

(p)    effect or publicly announce any intention to effect any temporary or permanent change in the pricing of its services and/or products (including pursuant to promotions, incentives, discounts, customer financing activities and other similar sales activities), delay or postpone the collection or payment of any accounts receivable, accounts payable, commissions or similar liabilities or obligations outside of the Ordinary Course of Business or otherwise take any action that would have the effect of accelerating into pre-Closing periods revenues that would otherwise be payable in post-Closing periods;

(q)    except as may be required by applicable Law or under GAAP, make any material change in its methods, principles and practices of accounting or cash management;

(r)    take any action to cause or allow the voluntary or involuntary termination or revocation of any Permit or fail to take any action that because of such failure may cause or allow the voluntary or involuntary termination or revocation of any Permit;

(s)    permit any insurance policy in effect as of the Signing Date held by or applicable to the Company to be cancelled, terminated, not renewed or adversely modified; or

(t)    agree to take any of the actions described in clauses (a) through (s) above.

Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the Business or operations of the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business and its operations.

7.2.    Reasonable Access; Confidentiality.

(a)    From the Signing Date until the Closing Date or the earlier termination of this Agreement in accordance with Article X, and subject to applicable Law, the Company shall (i) give Buyer and its Representatives, upon reasonable notice to the Company, reasonable access, during normal business hours, to the officers, agents, assets, properties, books, records and agreements of the Company, (ii) permit Buyer to make such inspections (but excluding environmental testing and soil, air, water, or groundwater sampling or any invasive or destructive testing without the Company’s prior written consent, which consent may be withheld at the Company’s sole discretion) as Buyer may reasonably require, and (iii) furnish to Buyer during such period all such information relating to the Company as Buyer may from time to time reasonably request; provided, that (A) such activities shall not unreasonably disrupt the operations of the Company and (B) the Company shall not have any obligation to make available any information if making such information available may, in the Company’s reasonable discretion, (x) cause or result in competitive harm to it if the Transaction is not consummated, or (y) jeopardize any attorney-client or other legal privilege or contravene any applicable fiduciary duty, Law or Contract (including any confidentiality agreement to which Seller, the Company or any of their Affiliates is a party); provided, that the Company shall use commercially reasonable efforts to furnish alternative access and information if the circumstances described in clauses (x) or (y) apply.

(b)    From the Signing Date until the Closing Date or the earlier termination of this Agreement in accordance with Article X, Buyer shall not, and shall cause its Affiliates and Representatives not to, without the prior written consent of the Company, contact, in any manner, any customers, suppliers, service providers, employees or other business relations of the Company with respect to any matters relating to this Agreement or the transactions contemplated hereby.

(c)    Any information provided to or obtained by Buyer pursuant to Section 7.2(a) and Section 7.2(b) above will be subject to the confidentiality provisions set forth in the Prepetition Loan Agreements, and must be held by Buyer in accordance with such provisions as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

7.3.    Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including (a) obtaining necessary consents from third parties, including approval of the Sale Order by the Bankruptcy Court, (b) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The “commercially reasonable efforts” of Seller shall not require Seller or any of its Affiliates to expend any money to remedy any breach of any representation or warranty hereunder, to commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person or to provide financing to Buyer for the completion of the transactions contemplated hereunder.

7.4.    Bankruptcy Actions. Seller will diligently seek entry of the Sale Order.

(a)    On August 23, 2023, Seller and each of its applicable subsidiaries filed voluntary petitions for relief commencing a case under chapter 11 of the Bankruptcy Code in the Bankruptcy Court, and filed and served one or more motions, each in form and substance reasonably acceptable to Buyer, seeking approval of (i) the DIP Credit Agreement and the related guarantees and liens contemplated to be provided with respect to the DIP Credit Agreement on an interim and final basis, and (ii) the Bidding Procedures Order and the Sale Order (the motion filed pursuant to this clause (ii), the “Sale Motion”).

(b)    On August 25, 2023, the Bankruptcy Court entered the Interim DIP Order.

(c)    On September 20, 2023, the Bankruptcy Court entered the Bidding Procedures Order.

(d)    On September 20, 2023, the Bankruptcy Court entered the Final DIP Order.

(e)    Not later than 44 days following the Petition Date, the Bankruptcy Court shall have entered the Sale Order.

(f)    Buyer agrees and acknowledges that Seller and its Affiliates shall be permitted, and shall be permitted to cause their Representatives, to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, respond to any unsolicited inquiries, proposals or offers submitted by, and enter into any discussions or negotiations regarding any of the foregoing with, any Person (in addition to Buyer and its Affiliates and Representatives) relating to a competing bid to acquire the Purchased Equity (each, a “Competing Bid”); provided, that from the date hereof until the bid deadline pursuant to the Bidding Procedures Order, Seller shall (i) promptly (and in any event within one Business Day) notify Buyer of any written Competing Bid, (ii) promptly (and in any event within one Business Day) notify Buyer of the identity of any Person making a written Competing Bid and provide a copy of such Competing Bid and a summary of the material unwritten terms of any Competing Bid and any material updates thereto and (iii) make available to Buyer all written due diligence information made available to the Person making such written Competing Bid and/or its Representatives that has not been made available to Buyer (the obligations set forth in clauses (i), (ii) and (iii), the “Competing Bid Obligations”). Buyer’s sole and exclusive remedy for any threatened or actual breach by Seller of its Competing Bid Obligations shall be to exercise its rights to specific performance under Section 13.15.

(g)    Seller shall give Buyer reasonable advance notice and proposed drafts of all pleadings, motions, orders, notices, other papers, hearings, and other proceedings relating to this Agreement and the Transaction, and shall provide Buyer and its counsel with a reasonable opportunity to review such papers prior to filing with the Bankruptcy Court unless such advance notice is impossible or impracticable under the circumstances, in which case Seller shall deliver copies of such papers substantially simultaneously with the filing with the Bankruptcy Court.

(h)    In the event an appeal is taken or a stay pending appeal is requested, from the Sale Order, Seller shall immediately notify Buyer of such appeal or stay request and shall provide to Buyer promptly a copy of the related notice of appeal or order of stay. Seller shall also provide Buyer with written notice of any motion or application filed in connection with any appeal from such orders. Seller agrees to take all action as may be reasonable and appropriate to defend against such appeal or stay request and Seller and Buyer agree to use their reasonable efforts to obtain an expedited resolution of such appeal or stay request; provided, that nothing herein shall preclude the parties hereto from consummating the Transaction, if the Sale Order shall have been entered and has not been stayed and Buyer, in its sole and absolute discretion, waives in writing the condition that the Sale Order be a Final Order.

(i)    After entry of the Sale Order, to the extent Buyer is the Successful Bidder, Seller shall not take any action which is intended to, or fail to take any action the intent of which failure to act is to, result in the reversal, voiding, modification or staying of the Sale Order unless Buyer consents to such action in writing.

7.5.    Notification. During the period from the Signing Date until the Closing or the earlier termination of this Agreement pursuant to Section 10.1, Seller shall promptly notify Buyer of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    except for the Bankruptcy Case and any Order entered therein, any Action is commenced against the Company or any of its properties or assets that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of the transactions contemplated by this Agreement;

(d)    any material breach of any covenant of Seller hereunder;

(e)    any state of facts, event, change, result, circumstance, occurrence, condition or development that would, or would reasonably be expected to result in, any of the representations and warranties contained in Article IV and/or Article V to no longer be true and correct as of the Closing Date; and

(f)    any other state of facts, event, change, result, circumstance, occurrence, condition or development that would give Buyer a right to terminate this Agreement pursuant to Section 10.1 (each of the foregoing, a “Post-Signing Disclosure”).

7.6.    Seller Schedules. Buyer acknowledges Seller’s previous delivery of Schedules 4.4, 4.5, 4.6, 4.7 and 7.1 (the “Seller Schedules”) in a form and substance satisfactory to Buyer.

ARTICLE VIII
COVENANTS

8.1.    Publicity. Except as may be required to comply with the requirements of any applicable Law, including any requirements of the Bankruptcy Court in connection with the Bankruptcy Case, in each case in the reasonable opinion of counsel to such Party or the rules and regulations of any stock exchange, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld, conditioned or delayed) of (a) with respect to such releases or announcements by Buyer or the Company (from and after the Closing Date), Seller, or (b) with respect to such releases or announcements by Seller or the Company (prior to the Closing Date), Buyer; provided, that in connection with any press release or public announcement required by Law or the regulations of any stock exchange, Buyer and Seller shall, to the extent practicable and permitted by Law, have the right to review and reasonably comment on such public announcement prior to publication.

8.2.    Records. With respect to the books and records and minute books of the Company relating to matters on or prior to the Closing Date: (a) Buyer shall cause the Company to retain for a period of three years after the Closing Date, and (b) where there is any legitimate purpose, including to facilitate the ongoing administration of the Bankruptcy Case and remaining assets and liabilities of Seller and the investigation, prosecution and defense of all Actions which the bankruptcy estate of Seller may have, or to determine any matter relating to Seller’s rights and obligations hereunder or to any period ending on or before the Closing Date, Buyer shall allow Seller and its Representatives and designees prompt access to the books, records (including accountant work papers) and employees of the Company during normal business hours in a manner not unduly disruptive to the Business; provided, in each case, that the Company shall not be required to provide any such books and records if disclosure thereof would jeopardize any attorney-client or other legal privilege or violate any Law, fiduciary duty or Contract.

8.3.    Continuing Indemnification for Company Actors. Upon the Closing, Buyer shall cause the Company to fulfill and honor the obligations of the Company (i) for indemnification and advancement of expenses in favor of each past and present officer, manager and director of the Company under the Organizational Documents of the Company (in effect as of the Signing Date), as applicable, and any indemnification agreements between the Company, on the one hand, and any officer, director, manager, employee, member or agent (including a trustee or fiduciary of any employee benefit plan) of the Company (each, a “Company Indemnitee”), on the other hand, and any resolution of the Company or Seller and (ii) under any policy of insurance that might apply to claims against the officers and directors of the Company that is in effect as of the Signing Date.

8.4.    Confidentiality. Following the Closing until the second anniversary of the Closing Date, Seller shall not, and shall cause its controlled Affiliates not to, disclose, reveal, divulge or communicate to any Person other than Seller and its controlled Affiliates and their respective representatives, or authorized officers, directors and employees of Buyer or the Company, or use for Seller’s benefit or for the benefit of anyone other than Buyer or the Company, any non-public documents and information to the extent relating to the Company (the “Confidential Information”), except to the extent that such Confidential Information (i) is required to be disclosed in connection with the obligations of Seller or its controlled Affiliates pursuant to this Agreement, (ii) can be shown to have been in the public domain through no fault of Seller or its controlled Affiliates, (iii) was later lawfully acquired by Seller or its controlled Affiliates from sources other than those related to Seller’s prior ownership of the Company who or which do or did not owe confidentiality obligations to the Company or (iv) is required to be disclosed by judicial or administrative process or by other requirements of Law; provided, that in the event disclosure is required by judicial or administrative process or other requirements of Law, Seller and its controlled Affiliates shall, to the extent reasonably possible and legally permitted, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may, at its own expense, seek an appropriate protective order and Seller and its controlled Affiliates shall reasonably cooperate with Buyer concerning any such protective order sought. Notwithstanding the foregoing, in no event will this Section 8.4 limit or otherwise restrict the right of Seller or its controlled Affiliates to disclose such Confidential Information (A) to Seller’s, and Seller’s Affiliates’ respective, legal, accounting and financial advisors who are bound by customary obligations of confidentiality, (B) to the extent necessary pursuant to audit standards, (C) to the extent reasonably required to facilitate the performance of this Agreement and (D) to the extent reasonably required in connection with any Action relating to the enforcement of this Agreement. Notwithstanding anything to the contrary herein, and for the avoidance of any doubt, neither this Section 8.4 nor anything else contained herein shall prevent the Debtors from turning over documents to any trust created pursuant to the Debtors’ plan of liquidation.

8.5.    Avoidance and Related Claims. Seller shall not, and shall not permit the debtors in possession, their estates, or other parties in interest (including any successor thereof, the Unsecured Creditors Committee, or trustee appointed in the Bankruptcy Case) to, pursue offensively or use defensively (including as a setoff) any and all preference or avoidance claims and actions of Seller (including any such claims and causes of action arising under Sections 544, 547, 548, 549, and 550 of the Bankruptcy Code and analogous state statutes, as well as Seller’s right to receive payments, return of property, or other consideration for any judgment or settlement of such claims or causes of action), solely to the extent related to the Purchased Equity or the Company, including without limitation, all such actions relating to the Company’s Business, operations and current directors and officers, solely in their capacity as such, suppliers, vendors, merchants, manufacturers or counterparties (collectively, “Avoidance and Related Claims”), and Seller, on its own behalf, and on behalf of the debtors in possession, their estates and other parties in interest, hereby releases, effective as of the Closing, any rights it may have with respect to any such Avoidance and Related Claims.

8.6.    Debtors’ Equipment. The Company shall provide commercially reasonable access (during normal business hours on Monday through Thursday) to any property or equipment owned by the Debtors or their successors, including any liquidating trust formed pursuant to the Debtors’ plan of liquidation, physically located on the Company’s premises (the “Debtors’ Equipment”) following the Transaction, so long as not disruptive to business operations. At least two weeks prior to taking possession of the Debtors’ Equipment, the Debtors shall provide the Company with a list of the specific property or equipment constituting the Debtors’ Equipment. Removal of the Debtors’ Equipment shall be at the Debtors’ sole cost and shall occur within 45 days after the Sale Order is entered.

ARTICLE IX
CONDITIONS TO CLOSING

9.1.    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a)    The representations and warranties of Buyer set forth in this Agreement will be true and correct as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), (ii) to the extent of changes or developments contemplated by the terms of this Agreement, and (iii) for inaccuracies therein or exceptions thereto that have been cured or would not be likely to result in a material and adverse effect on the ability of Buyer to perform its obligations under this Agreement.

(b)    Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects (it being understood that failure to deliver any portion of the Closing Date Consideration pursuant to, and in accordance with, Article II and/or Article III shall be deemed to be material).

(c)    Buyer shall have delivered the items set forth in Section 3.3.

(d)    No Action shall be pending or threatened seeking to restrain or prohibit, and none of the Parties shall be subject to any Law or Order of a court of competent jurisdiction that restrains or prohibits, the consummation of the transactions contemplated by this Agreement (a “Restraint”). If any such Restraint has been issued, Seller shall use its commercially reasonable efforts to have any such Restraint overturned or lifted.

(e)    The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

9.2.    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a)    (i) The Fundamental Representations will be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (and any failure to be true and correct would not, or would not reasonably be expected to, result in, liabilities or obligations of $1,000,000 or more to the Company or its officers, directors, managers, employees, equityholders, members or partners), (ii) the representations and warranties of Seller set forth in Section 4.2 will be true and correct as of the Closing Date as though made on and as of the Closing Date and (iii) the other representations and warranties of Seller set forth in this Agreement will be true and correct as of the Closing Date as though made on and as of the Closing Date (without giving effect to any qualifications and limitations as to “materiality,” “in all material respects,” “Material Adverse Effect” and similar words and phrases in any of such representations and warranties), except in the case of this clause (iii), (x) to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and (y) for inaccuracies therein or exceptions thereto that have not resulted in and would not be reasonably expected to result in a Material Adverse Effect.

(b)    Each of the agreements and covenants of Seller to be performed and complied with by Seller pursuant to this Agreement prior to or as of the Closing Date shall have been duly performed and complied with in all material respects (it being understood that failure to deliver any of the Purchased Equity pursuant to, and in accordance with, Article III shall be deemed to be material).

(c)    No Material Adverse Effect shall have occurred.

(d)    No state of facts, event, change, result, circumstance, occurrence, condition or development has occurred that would, or would reasonably be expected to result in, liabilities or obligations of $1,000,000 or more on the Company or would not, or would not reasonably be expected to create, impose or result in a Lien of $1,000,000 or more upon any property or assets of the Company.

(e)    Seller shall have delivered, or caused to be delivered, the items set forth in Section 3.2.

(f)    No Restraint shall be pending or threatened. If any such Restraint has been issued, Buyer shall use its commercially reasonable efforts to have any such Restraint overturned or lifted.

(g)    All Consents required for the consummation of the transactions contemplated by this Agreement shall have been obtained.

(h)    The Credit Bid Term Sheet shall not have been terminated, shall remain in full force and effect, and, prior to and as of the Closing, the Prepetition Promissory Note Holder shall have been in compliance with and have performed all agreements and covenants thereof in the Credit Bid Term Sheet in all material respects, and the Prepetition Promissory Note Holder’s claims against the Company have been released or restructured in according therewith.

(i)    As of the Closing, the Prepetition Promissory Note Holder shall have the same direct or indirect management responsibilities in respect of the Company as of the Signing Date (unless otherwise directed or requested in writing or directly caused by Buyer or its Affiliates).

(j)    The Bankruptcy Court shall have entered the Sale Order and the Sale Order shall be a Final Order.

9.3.    Sale Order. Notwithstanding anything to the contrary contained hereunder, Seller shall have no obligation to sell, and Buyer shall have no obligation to purchase, the Purchased Equity and consummate the Transaction, unless and until issuance of the Sale Order.

ARTICLE X
TERMINATION OF AGREEMENT

10.1.    Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of Buyer and Seller;

(b)    at any time prior to the Closing Date, by written notice from Buyer to Seller, if:

(i)    there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 9.2 not to be satisfied if such conditions were measured at the time of such violation or breach and (A) such violation or breach has not been waived, either in writing or pursuant to the terms of this Agreement, by Buyer; (B) Buyer has provided written notice to Seller of such violation or breach and its intent to terminate this Agreement pursuant to this Section 10.1(b) and (C) if such violation or breach is curable, Seller has not cured such violation or breach within 10 Business Days (or by midnight Central Time on the date that is the third day prior to the End Date, if sooner) after receiving written notice thereof from Buyer; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(i) if there has been a violation or breach by Buyer (or any of its Affiliates) of this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 9.1 to not be capable of being satisfied and provided, further, that Seller’s failure to consummate the Closing on the date required pursuant to Section 3.1 shall not be subject to cure hereunder;

(ii)    any Milestone has not been satisfied; provided, that the right to terminate under this Section 10.l(b)(ii) shall not be available to Buyer if Buyer or any of its Affiliates shall have been the primary cause of the failure of such Milestone to have been satisfied;

(iii)    the transactions contemplated hereby have not been consummated by the End Date; provided, however, Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(iii) if Buyer’s (or any of its Affiliates’) breach of this Agreement (including breach of Section 3.1) has caused any of the conditions set forth in Section 9.1 to not be capable of being satisfied;

(iv)    the direct or indirect management responsibilities of the Prepetition Promissory Note Holder shall have been materially diminished from those held by him as of the Signing Date; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b)(iv) if such diminishment in the direct or indirect management responsibilities of the Prepetition Promissory Note Holder was directed or requested in writing or directly caused by Buyer or its Affiliates; or

(v)    any state of facts, event, change, result, circumstance, occurrence, condition or development has occurred that (A) would, or would reasonably be expected to, result in liabilities or obligations of $1,000,000 or more to the Company or its Affiliates or its or their respective officers, directors, members, employees, equityholders, members or partners, (B) would, or would reasonably be expected to, create, impose or result in, a Lien of $1,000,000 or more upon any property or assets of the Company or (C) would, or would reasonably be expected to, otherwise adversely impact the business or the valuation of the Company in any material respect or materially impact the benefits expected by Buyer from the transactions contemplated hereby.

(c)    at any time prior to the Closing Date, by written notice from Seller to Buyer, if:

(i)    there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 9.1 not to be satisfied if such conditions were measured at the time of such violation or breach and (A) such violation or breach has not been waived in writing by Seller; (B) Seller has provided written notice to Buyer of such violation or breach and its intent to terminate this Agreement pursuant to this Section 10.1(c); and (C) if such violation or breach is curable, Buyer has not cured such violation or breach within 10 Business Days (or by midnight Central Time on the date that is the third day prior to the End Date, if sooner) after receiving written notice thereof from Seller (provided, however, that the failure of Buyer to deliver the Closing Date Consideration required by Section 3.3, shall only be subject to one Business Day cure period unless otherwise agreed to in writing by Seller); provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(i) if there has been a violation or breach by Seller of this Agreement that has caused or would reasonably be likely to cause any of the conditions set forth in Section 9.2 to not be capable of being satisfied; and provided, further that Buyer’s failure to consummate the Closing on the date required pursuant to Section 3.1 shall not be subject to cure hereunder;

(ii)    the transactions contemplated hereby have not been consummated by the End Date; provided, however, Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(ii) if Seller’s breach of this Agreement has caused or would reasonably be likely to cause any of the conditions set forth in Section 9.2 to not be capable of being satisfied; or

(iii)    at any time prior to the time the Sale Order is entered by the Bankruptcy Court, in order to enter into a definitive written agreement in connection with a Higher or Better Offer.

(d)    by any of Buyer or Seller, if (i) the Bankruptcy Court denies the motion for the Sale Order, or (ii) any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any injunction, judgment, order or ruling permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to any Party whose violation or breach of this Agreement has caused any of the other Party’s conditions set forth in Section 9.1 or Section 9.2, as applicable, to not be capable of being satisfied.

10.2.    Effect of Termination.

(a)    Subject to the second sentence of this Section 10.2(a), if any Party validly terminates this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party, except for Section 7.2(c), Section 8.1, this Article X and Article XIII (with the exception of Section 13.2, which shall not survive in the event of such termination), which shall each survive the termination of this Agreement in accordance with their terms. Notwithstanding the foregoing, termination of this Agreement in accordance with Section 10.1 shall not relieve any Party from liability as a result of any knowing and willful breach by such Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to the time of such termination.

(b)    If the Parties validly terminate this Agreement pursuant to Section 10.1(a), no Party shall be entitled to recover any damages, costs or termination fees in connection with such termination and such termination shall be the Parties’ sole and exclusive remedy.

ARTICLE XI
REMEDIES

11.1.    Survival. The representations and warranties of the Parties set forth in this Agreement or in any Certificate shall not survive the Closing. All covenants and agreements contained in this Agreement, and in the other agreements contemplated hereby, that by their terms require performance prior to or at the Closing shall terminate on the Closing Date and neither Seller nor any other Party shall have any liability with respect to such covenants and agreements; provided, that Buyer’s obligation to deliver the Closing Date Consideration contemplated by this Agreement to be delivered at the Closing shall survive the Closing indefinitely until such obligation is performed in full. All covenants and agreements contained in this Agreement, and in the other agreements contemplated hereby, that by their terms require performance after the Closing shall survive in accordance with their respective terms and applicable Law. Nothing in this Agreement will limit any Action or remedy in any Action for Fraud.

11.2.    Exclusive Remedy.

(a)    Each Party acknowledges and agrees that, from the Signing Date and up to and after the Closing, (i) Actions seeking specific performance or similar equitable relief pursuant to Section 13.15, (ii) Actions in respect of any breach of any covenant or agreement set forth in this Agreement, (iii) Actions for Fraud, and (iv) Seller’s right of set-off under Section 13.20 (collectively, “Retained Actions”) shall be such Party’s sole and exclusive remedy with respect to any and all rights, claims, proceedings, and causes of action it may have against any other Party (including any Affiliate of Seller or of Buyer) relating to a Transaction Matter. In furtherance of the foregoing, each Party hereby (x) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced, or instituted, any Transaction Matter, other than a Retained Action and (y) waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all Transaction Matters other than any Retained Action.

(b)    THE RETAINED ACTIONS ARE THE SOLE AND EXCLUSIVE REMEDY, WHETHER UNDER THIS AGREEMENT OR OTHERWISE, FOR BUYER AGAINST SELLER OR ANY AFFILIATE OF SELLER WITH RESPECT TO ANY AND ALL LOSSES OR OTHER DAMAGES INCURRED REGARDING, OR CLAIMS RELATING TO OR ARISING FROM ENVIRONMENTAL LAWS WHERE SUCH LOSSES, DAMAGES OR CLAIMS RELATE TO OR ARISE FROM CONDITIONS FIRST EXISTING OR ACTS OR OMISSIONS OCCURRING ON OR PRIOR TO CLOSING INCLUDING, WITHOUT LIMITATION, THOSE RELATED TO (I) REMEDIATION, (II) THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY, AND (III) THE RELEASE, PRESENCE, OR MANAGEMENT OF HAZARDOUS MATERIALS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES OR OTHER MATERIALS REGULATED UNDER ENVIRONMENTAL LAW, OR VIOLATIONS OF, OR LIABILITIES ARISING UNDER, ENVIRONMENTAL LAW OR COMMON LAW AS A RESULT OF THE CONDUCT OF BUSINESS OR OPERATIONS OF, OR OWNERSHIP OR LEASING OF ANY PROPERTY BY SELLER, BUYER, THE COMPANY OR ANY OF THEIR AFFILIATES, PREDECESSORS OR SUCCESSORS (COLLECTIVELY, “ENVIRONMENTAL MATTERS”), AND BUYER HEREBY EXPRESSLY AND KNOWINGLY RELEASES AND WAIVES ANY RIGHT TO SEEK ANY OTHER FORM OF RECOURSE AGAINST SELLER WITH RESPECT TO ENVIRONMENTAL MATTERS, WHETHER CONTRACTUAL, AT LAW OR IN EQUITY, OR WHETHER OR NOT ARISING FROM THE NEGLIGENCE OR THE STRICT LIABILITY OF SELLER OR ANY AFFILIATE OF SELLER, INCLUDING, BUT NOT LIMITED TO, COMMON LAW AND STATUTORY REMEDIES (INCLUDING, BUT NOT LIMITED TO, REMEDIES UNDER CERCLA AND ANY OTHER ENVIRONMENTAL LAW).

ARTICLE XII
TAX MATTERS

12.1.    Administration of Tax Matters. Seller shall prepare on a basis consistent with past practice except to the extent otherwise required by Law and timely file, or cause to be timely filed, for the Company, with reasonable assistance from the Company, all Tax Returns that are required by Law to be filed for any taxable period ending on or before the Closing Date. Seller shall, at least 30 days prior to filing such Tax Return(s) (taking into account any applicable extensions that are automatically granted), provide a copy of such Tax Return(s) to Buyer. Buyer shall, within 20 days of receiving such Tax Return(s), advise Seller regarding any matters in such Tax Return(s) with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to such disputed matters. Buyer shall prepare and timely file, or cause to be timely filed, all Tax Returns whose taxable period ends after the Closing Date for the Company. With respect to all Straddle Periods, such Tax Return(s) shall be prepared on a basis consistent with past practice except to the extent otherwise required by Law. Buyer shall, at least 20 days prior to filing any such Tax Return that relates in part to a Pre-Closing Tax Period, provide a copy of such Tax Return to Seller. Seller shall, within 10 days of receiving such Tax Return, advise Buyer regarding any matters in such Tax Return with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters.

12.2.    Allocation of Liability for Taxes. Seller shall be liable for all Taxes of the Company attributable to the Pre-Closing Tax Period other than state income and Texas franchise Taxes and ad valorem, property or similar non-federal Taxes, in each case, attributable to the Company. For the avoidance of doubt, Buyer is not assuming and shall not be liable for any Taxes of or attributable to Seller or its Affiliates. Buyer shall be liable for all other Taxes of the Company, including state income and Texas franchise Taxes attributable to the Company and ad valorem, property or similar non-federal Taxes attributable to the Company. In the case of any Taxes that are attributable to the Company in respect of a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(a)    In the case of ad valorem, property, or franchise or similar Taxes imposed on the Company based on capital or number of shares of stock authorized, issued or outstanding, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period; provided, however, the amount of tax attributable to the Pre-Closing Tax Period shall not exceed the amount of such Taxes the Company would have paid if their taxable period ended on the Closing Date.

(b)    In the case of all other Taxes, the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each such period relative to the entire taxable period. Taxes attributable to the Pre-Closing Tax Period shall be determined under the same method of accounting used by the Company during that period.

12.3.    Cooperation; Audits.

(a)    In connection with the preparation of Tax Returns, audit examinations, and any Actions relating to the Tax liabilities imposed on the Company (or any successor(s) thereof), Buyer and Seller shall reasonably cooperate with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials reasonably necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the pursuit or defense of Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow Seller to take possession of such books and records. Seller shall give Buyer thirty (30) days’ written notice prior to transferring, destroying or discarding any books and records with respect to Tax matters pertinent to the Company or its assets and, if Buyer so requests, shall allow Buyer to take possession of such Tax records.

(b)    Buyer and Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

12.4.    Tax Refunds; Amended Tax Returns. All Tax refunds received by the Company relating to Taxes allocated to Seller pursuant to Section 12.2 shall be held for the benefit of Seller and shall be paid to Seller promptly following receipt thereof. All other Tax refunds received by or in respect of the Company or any of its assets shall be for the benefit of Buyer and if Seller receives any such Tax refunds, it shall pay such refunds to Buyer promptly following receipt thereof. Without Seller’s prior written consent, Buyer shall not make or cause the Company to make any voluntary disclosure with respect to Taxes of the Company that are allocated to Seller pursuant to Section 12.2. Neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company (or any successor(s) thereof) with respect to Taxes allocated to Seller pursuant to Section 12.2 without the prior written consent of Seller.

12.5.    Transfer Taxes. Buyer shall (a) be responsible for and shall pay or cause to be paid any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the Transactions (collectively, “Transfer Taxes”), and (b) timely file or cause to be filed all necessary documents (including all Tax Returns) with respect to such Transfer Taxes. Buyer and Seller shall use commercially reasonable efforts and cooperate in good faith to minimize the incidence of any Transfer Taxes.

12.6.    Tax Sharing. Any and all existing Tax sharing agreements between Seller and any of its Affiliates (other than the Company) and the Company shall be terminated as of the Closing Date. After the Closing Date, the Company shall not have any further rights or liabilities thereunder.

12.7.    Allocation of Consideration. Buyer shall, not later than 120 days after the Closing Date, prepare and deliver to Seller a schedule allocating the Closing Date Consideration (increased by liabilities of the Company to the extent that such liabilities are required to be treated as part of the purchase price for Tax purposes), among the Company’s assets in accordance with Section 1060 of the Code and U.S. Treasury regulations thereunder (such schedule, the “Allocation”). If Seller raises any objection to the Allocation within 45 days after the receipt thereof, Seller and Buyer will negotiate in good faith to resolve such objection(s). If Seller and Buyer are unable to reach an agreement on the Allocation within 20 days after the date when Seller first raises any objection to the Allocation, Seller and Buyer shall submit to the Neutral Accountant a notice setting forth in reasonable detail their proposed allocations. The Neutral Accountant shall determine only the unresolved items with respect to the Allocation. The Neutral Accountant shall be instructed to determine its best estimate of the Allocation based on the unresolved items and provide a written description of the basis for its determination of the Allocation within 20 days after the matter has been submitted to the Neutral Accountant, which written determination shall be final and binding and shall become the Allocation. The fees and expenses of the Neutral Accountant shall be split equally between Seller on the one hand and Buyer on the other hand. If Seller does not raise any objection to the Allocation within 45 days after the receipt thereof, Seller shall be deemed to have conclusively accepted and agreed to the Allocation. Seller and Buyer shall report and file all Tax Returns and IRS Form 8594 consistent with the Allocation, and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any Governmental Authority or any other proceeding) except as required by Law or any “closing agreement” pursuant to Section 7121 of the Code; provided, however, that nothing contained herein shall prevent Seller or Buyer from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Allocation, and neither Seller nor Buyer shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging the Allocation. Buyer and Seller shall cooperate in the filing of any forms, Tax Returns or other documents with respect to the Allocation, including any amendments to such forms, Tax Returns or other documents required pursuant to this Agreement with respect to any adjustment to the Closing Date Consideration.

12.8.    Survival. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in Article XII shall survive for the earlier of (i) the applicable period of statutes of limitations of the relevant Tax or (ii) the complete dissolution and liquidation of Seller.

ARTICLE XIII
MISCELLANEOUS AND GENERAL

13.1.    Disclaimer; No Additional Representations; No Reliance.

(a)  BUYER ACKNOWLEDGES AND AGREES THAT IT AND ITS REPRESENTATIVES HAVE RECEIVED SUCH ACCESS TO SUCH BOOKS AND RECORDS, FACILITIES, EQUIPMENT, CONTRACTS AND OTHER ASSETS OF THE BUSINESS WHICH IT AND ITS REPRESENTATIVES HAVE CONSIDERED SUFFICIENT IN ORDER TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY. BUYER ACKNOWLEDGES AND AGREES THAT IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING SELLER, THE COMPANY, THE BUSINESS, AND THE PURCHASED EQUITY.

(b)  BUYER ACKNOWLEDGES AND AGREES THAT, (I) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER THAT ARE EXPRESSLY SET FORTH IN ARTICLES IV AND V OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY SELLER HEREUNDER, SELLER AND ANY OF ITS AFFILIATES OR REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED, AT LAW OR IN EQUITY), INCLUDING WITH RESPECT TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE PROSPECTS OF THE BUSINESS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS, OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE BUSINESS FURNISHED TO BUYER OR ITS REPRESENTATIVES OR MADE AVAILABLE TO BUYER AND ITS REPRESENTATIVES IN THE DATA ROOM, MANAGEMENT PRESENTATIONS, OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, OR IN RESPECT OF ANY OTHER MATTER OR THING WHATSOEVER, TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, AND (II) NO OFFICER, DIRECTOR, MANAGER, STOCKHOLDER, MEMBER, AGENT, AFFILIATE, ADVISOR, REPRESENTATIVE OR EMPLOYEE OF SELLER HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN ARTICLES IV AND V AND IN ANY CERTIFICATE DELIVERED BY SELLER HEREUNDER AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED. OTHER THAN THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES IV AND V AND IN ANY CERTIFICATE DELIVERED BY SELLER HEREUNDER, BUYER SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SELLER AND ITS RESPECTIVE AFFILIATES HAVE SPECIFICALLY DISCLAIMED AND DO HEREBY SPECIFICALLY DISCLAIM, AND SHALL NOT HAVE OR BE SUBJECT TO ANY LIABILITY FOR RELIANCE ON ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON. BUYER IS ACQUIRING THE PURCHASED EQUITY SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLES IV AND V AND IN ANY CERTIFICATE DELIVERED BY SELLER HEREUNDER.

(c)  SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER THAT ARE EXPRESSLY SET FORTH IN ARTICLE VI OF THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED BY BUYER HEREUNDER, BUYER EXPRESSLY DISCLAIMS AND HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, ANY REPRESENTATION, WARRANTY, STATEMENT OR DISCLOSURE OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

13.2.    Release of Claims.

(a)    Effective immediately following the Closing, each of the Debtors and their estates, on its own behalf, and on behalf of its and their Representatives (each, a “Debtor Releasing Person” and, collectively, the “Debtor Releasing Persons”) hereby fully, irrevocably and forever releases and discharges the Buyer, the Company, the Front Line DIP Secured Parties, the Prepetition Front Line Lenders, the Prepetition Promissory Note Holder, Kurt Johnson and Audrey Johnson, and in each case their respective Representatives (each, a “Front Line Released Person” and, collectively, the “Front Line Released Persons”) from any liability whatsoever on or otherwise in relation to all Released Claims; provided, that notwithstanding anything herein, none of the Debtor Releasing Persons shall be deemed to have released any claims against the Debtors’ Representatives in their capacity as such, which, for the avoidance of doubt, shall not include any claims against the Company’s Representatives in their capacity as such; provided further that no Debtor Releasing Person or Front Line Released Person shall be deemed to have released any rights they may have under any applicable D&O policy, and the releases provided herein shall not otherwise affect any D&O policy. For the avoidance of doubt, the Debtor Releasing Persons shall include any and all persons and entities who could bring or otherwise may assert standing to bring any Released Claim on behalf of or derivatively for the Debtor Releasing Persons, including the Official Unsecured Creditors’ Committee, any litigation trust, liquidation trust, plan agent, other vehicle created under the Debtors’ plan of liquidation, or any other potential plan in the cases of these Debtors, any of which may possess and bring claims or causes of action. Also, for the avoidance of doubt, for all purposes, including this release, none of the Company, Kurt Johnson and Audrey Johnson shall be construed as constituting a current or former director, manager, officer or employee or otherwise a Representative of Debtor or Eclipse.

(b)    Effective immediately following the Closing, each of the Front Line Released Persons, on its own behalf, and on behalf of its and their Representatives, hereby fully, irrevocably and forever releases and discharges the Debtor Releasing Persons from any liability whatsoever on or otherwise in relation to all Released Claims.

(c)    Notwithstanding anything set forth herein to the contrary, the releases set forth herein do not extend to any obligations of the Parties under this Agreement that survive the Closing pursuant to the terms hereof (and any Ancillary Agreements delivered pursuant hereto).

13.3.    Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except as expressly provided herein.

13.4.    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns but is not assignable by any Party without the prior written consent of the other Parties.

13.5.    Third-Party Beneficiaries. Other than Section 8.3 and Article XI (with respect to each Party’s additional indemnitees) of this Agreement, and Section  13.17 (with respect to H&B’s representation of Seller and the Company under this Agreement) each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

13.6.    Further Assurances. From and after the Closing, the Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement. Each Party shall cooperate affirmatively with the other Parties, to the extent reasonably requested by such other Parties, to enforce rights and obligations herein provided.

13.7.    Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent when transmitted by email, with electronic confirmation, (b) on the date delivered when delivered in person, (c) four Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the next Business Day if sent by Federal Express or other overnight courier of national reputation, in each case, if addressed as follows:

If to Buyer or, after the Closing, the Company:

Ocelot Bidco LLC

c/o Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th Floor

New York, NY 10167

Attention; Joe Lenz; Mark Bernstein

Email: jlenz@angelogordon.com

mbernstein@angelogordon.com

-and-

c/o Irradiant Partners, LP

201 Santa Monica, Suite 500

Santa Monica, CA 90401

Attention: Prakhar Agarwal; Seth Zeleznik

Email: pagarwal@irradiantpartners.com

szeleznik@irradiantpartners.com

-and-

c/o Barings LLC

300 South Tryon Street, Suite 2500

Charlotte, NC 28202

Attention: Charles Shaffner; Steve Johnson

Email: charles.shaffner@barings.com

steve.johnson@barings.com

-and-

c/o Kurt Johnson

4202 Chance Lane

Rosharon, TX 77583

Attention: Kurt A. Johnson, Jr.

Email: kurt.johnson@front-linepower.com

with a copy (which will not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Angela Libby

Email: angela.libby@davispolk.com

Kane Russell Coleman Logan PC

901 Main Street

Suite 5200

Dallas, Texas 75202

Attn: Jason T. Barnes

jbarnes@krcl.com

If to Seller or, prior to the Closing, the Company:

Orbital Infrastructure Group, Inc.

5444 Westheimer Road, Suite #1650

Houston, TX 77056

Attention: William J. Clough, Esq.

Email: wclough@orbinf.com

with a copy (which will not constitute notice) to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 4000

Houston, TX 77010

Attention: Charles A. Beckham, Jr.; Valisa Berber-Thayer

Email: charles.beckham@haynesboone.com;

valisa.berber-thayer@haynesboone.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

13.8.    Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the Ancillary Agreements contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated hereby will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

13.9.    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

13.10.    Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by the Company, Seller and Buyer.

13.11.    Waiver. At any time prior to the Closing Date, Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by Seller and Buyer. No failure of any Party to exercise any power given to such Party under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

13.12.    Governing Law; Submission to Jurisdiction.

(a)    Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Texas, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Texas or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas and any applicable provisions of the Bankruptcy Code.

(b)    Submission to Jurisdiction. Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (x) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (y) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding; provided, however, that, if the Bankruptcy Case is closed, each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by another Party or its successors or assigns shall be heard and determined in a Delaware state court or a federal court sitting in Delaware, and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Texas, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Texas as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Texas as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13.13.    Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.14.    Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

13.15.    Enforcement of Agreement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

13.16.    Other Definitional and Interpretive Matters.

(a)     Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)    Agreement. The term “this Agreement” means this Purchase Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms of this Agreement.

(ii)    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(iii)    Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iv)    Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(v)    Gender and Number. Words of masculine gender will also include the feminine and neutral genders, and vice versa. Words imparting the singular number will also include the plural, and vice versa.

(vi)    Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vii)    Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole, including the Schedules and Exhibits, and not merely to any particular section, subsection, paragraph, subparagraph, clause or subdivision in which such words appear unless the context otherwise requires.

(viii)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(ix)    Agreements and Instruments. Any reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof.

(x)    Made Available. Any reference to materials or information being “furnished” or “made available” by Seller or the Company or words of similar meaning means that such materials or information have been uploaded to the virtual data room titled “Project Ocelot VDR” hosted by Datasite prior to the Signing Date or Closing Date, as applicable, or been delivered to Buyer by email (with acknowledgment of receipt) or any other means mutually agreeable to the Parties, in each case, at least 48 hours prior to the Signing Date or Closing Date, as applicable.

(b)    The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)    All representations and warranties set forth in this Agreement or the Ancillary Agreements are contractual in nature only and subject to the sole and exclusive remedies set forth herein. Without limiting Buyer’s rights under Article XI, no Person is asserting the truth of any representation and warranty set forth in this Agreement or the Ancillary Agreements; rather, the Parties have agreed that should any representations and warranties of any Party prove untrue, the other Parties shall have the specific rights and remedies herein specified as the exclusive remedy therefor, but that no other rights, remedies or causes of action (whether in law or in equity or whether in contract or in tort or otherwise) are permitted to any Party hereto as a result of the untruth of such representation and warranty.

13.17.    Independent Legal Counsel; Continuing Representation. Each Party (collectively, the “Consenting Parties”) has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Consenting Parties and each Consenting Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. The Consenting Parties acknowledge and agree that at all times relevant hereto up to the Closing, Haynes and Boone, LLP (“H&B”) has represented only the Company and Seller. If, subsequent to the Closing, any dispute were to arise relating in any manner to this Agreement or any other agreement between Seller, on the one hand, and Buyer or its Affiliates (including the post-Closing Company), on the other hand, relating in any manner to this Agreement or any of the transactions contemplated herein (a “Dispute”), Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the post-Closing Company) hereby consents to H&B’s representation of Seller in such Dispute, including matters that are adverse or potentially adverse to the interests of Buyer and its representatives and Affiliates, including the post-Closing Company. Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the post-Closing Company) also acknowledges and agrees that H&B has been and will be providing legal advice to the Company and Seller in connection with the Agreement and any transactions contemplated herein and in such capacity, will have had confidential and/or privileged communications between H&B, on the one hand, and the Company and Seller, on the other hand, including written and electronic communications between or among H&B, the managers, directors, officers, members, accounting firm, and/or employees of the Company or any Subsidiary, relating to this Agreement and any transactions contemplated herein which predate the Closing (collectively, the “Privileged Materials”). Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the post-Closing Company) further acknowledges and agrees that, at and after the Closing, the Privileged Materials belong solely to Seller and any privilege or other right related to the Privileged Materials, including the attorney-client privilege and the expectation of client confidences, shall be owned and controlled solely by Seller and shall not pass to or be claimed by Buyer or its respective Affiliates (including the post-Closing Company). In furtherance of the foregoing, the Consenting Parties agree to take the steps necessary to ensure that any and all privileges attaching to the Privileged Materials shall survive the Closing, remain in effect and be owned and controlled solely by Seller. Buyer (on its own behalf and on behalf of its representatives and Affiliates, including the post-Closing Company) also agrees that it will not directly or indirectly obtain or seek to obtain from H&B any such Privileged Materials (or assist any other Person to do so) and agrees not to access, review, use or rely on any Privileged Materials in any Dispute involving any of the Parties after the Closing. Furthermore, Buyer (on its own behalf and on behalf of the post-Closing Company) agrees that in the event of a claim under this Agreement, neither of Buyer nor the post-Closing Company will assert any privilege (including the attorney-client privilege) that would deny to Seller reasonable access to, or copies of, any materials, communications or other information reasonably relevant to Seller’s pursuit or defense of such claim, and agrees to direct its attorneys and other representatives to provide such access and copies. In the event that any action, claim, proceeding or investigation arises after the Closing between Buyer (or the post-Closing Company) and a Person other than Seller, Buyer shall not disclose Privileged Materials without the prior written consent of Seller; provided, however, that if Buyer is required by judicial order or other legal process to make such disclosure, Buyer shall promptly notify the Seller in writing of such requirement (without making disclosure) and shall provide Seller with such cooperation and assistance as shall be necessary to enable Seller to prevent disclosure by reason of such attorney-client privilege, solicitor-client privilege or other rights of confidentiality. This Section 13.17 is for the benefit of Seller and H&B, and H&B is an intended third-party beneficiary of this Section 13.17. This Section 13.17 shall survive the Closing indefinitely and shall be irrevocable. Buyer acknowledges that it has had adequate opportunity to consult with counsel of its choosing, and has consulted with such counsel, in connection with its decision to agree to the terms of this Section 13.17.

13.18.    Fraud. For the avoidance of doubt, the definition of Fraud in this Agreement does not include, and no claim may be made by any Person in relation to this Agreement or the transactions contemplated hereby, for (a) constructive fraud or other claims based on constructive knowledge, negligence, misrepresentation, or similar theories, or (b) equitable fraud, promissory fraud, unfair dealings fraud, or any other fraud-based claim or theory, in each case, other than actual fraud under Delaware common law.

13.19.    Related Party Liability. Except as contemplated by Section 13.20, no past, present or future manager, director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of Buyer or Seller or any of their respective Affiliates shall have any liability for any obligations or liabilities of Buyer or Seller under this Agreement or the other documents contemplated hereby of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Notwithstanding anything to the contrary herein or under any Ancillary Agreement, except for the setoff rights explicitly granted to Seller pursuant to Section 13.20(b), no Party may make any offset for any amount owing or recoverable hereunder against amounts due to any Person pursuant to any Ancillary Agreements or otherwise.

13.20.    Contribution; Right of Set-Off.

(a)    On or prior to the Closing Date, each of the Lenders shall contribute to Buyer all of such Lenders’ Obligations that constitute the Credit Bid Prepetition Obligations included in the Closing Date Consideration represented by the Credit Bid.

(b)    In the event a court of competent jurisdiction enters a final, non-appealable order determining that Buyer has breached this Agreement and awarding damages to Seller, the Lenders severally (and not jointly), in accordance with their pro rata shares of the Credit Bid Prepetition Obligations, agree that Seller may set off against the Obligations held by such Lenders the amount of damages so awarded, provided that in no event shall the amount of such set off exceed the respective pro rata portion of the amount of the Credit Bid Prepetition Obligations of each Lender.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Signing Date.

SELLER: ORBITAL INFRASTRUCTURE GROUP, INC.

By:	/s/ James F. O’Neil
Name:	James F. O’Neil
Title:	Chief Executive Officer

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Signing Date.

BUYER: OCELOT BIDCO LLC

By:	/s/ Kurt A. Johnson, Jr.
Name:	Kurt A. Johnson, Jr.
Title:	Manager

[Signature Page to Purchase Agreement]

EXHIBIT A

DEFINED TERMS

The definitions of terms capitalized and used throughout this Agreement are as follows:

“Action” or “Actions” means any lawsuit, claim, action, complaint, charge, audit, investigation legal proceeding, administrative enforcement proceeding, arbitration proceeding or similar matter before any Governmental Authority.

“Additional Closing Consideration” means $2,000,000 to be used to resolve potential objections to the Bankruptcy Court’s approval of this Agreement and for, including other permitted uses, (i) the wind down of the Debtors’ estates, (ii) the establishment of a trust to investigate and prosecute Retained Actions and any other preserved estate causes of action, (iii) the funding of distributions to administrative claimants, other secured claimants, or priority claimants on the effective date of a plan of liquidation and (iv) the funding of distributions to holders of allowed general unsecured claims on the effective date of such plan of liquidation.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly controls, is controlled by, or is under common control with such Person; provided that for purposes of the releases in Section 13.2 the Company and the Debtors shall not be Affiliates; provided further, that for purposes of the releases in Section 13.2, the Debtors and their current and former direct or indirect subsidiaries except the Company, shall not be Affiliates of the Front Line Released Persons.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set for in Section 12.7.

“Ancillary Agreements” means all agreements, instruments and documents executed and delivered under this Agreement or in connection herewith.

“Auction” means, if necessary, the auction to be held for the sale of the Purchased Equity.

“Avoidance and Related Claims” has the meaning set forth in Section 8.5.

“Balance Sheet Date” has the meaning set forth in Section 4.4

“Bankruptcy Case” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bidding Procedures” means the procedures for soliciting bids for the sale of the Purchased Equity, including the conduct of the Auction, pursuant to the Bidding Procedures Order.

“Bidding Procedures Motion” has the meaning set forth in the recitals.

“Bidding Procedures Order” means the Order of the Bankruptcy Court (a) scheduling the Sale Hearing and approving various deadlines in connection therewith, and (b) authorizing and approving (i) the notice of the Sale Hearing and publication notice and (ii) the Bidding Procedures (Docket No. 139).

Exhibit A-1

“Business” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank located in Houston, Texas is closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in the Section 3.3(c).

“Buyer Secretary Certificate” has the meaning set forth in Section 3.3(a).

“CERCLA” means The Comprehensive, Environmental, Response, Compensation and Liability Act of 1980, as amended.

“Certificate” means any of Seller Closing Certificate, Buyer Closing Certificate, Seller Secretary Certificate, and the Buyer Secretary Certificate.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means the date on which the Closing occurs.

“Closing Date Consideration” has the meaning set forth in Section 2.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) outstanding securities convertible or exchangeable into or measured by reference to membership interests of a Person; and (b) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating a Person to issue, transfer or sell any of its membership interests.

“Company” has the meaning set forth in the preamble.

“Competing Bid” has the meaning set forth in Section 7.4(g).

“Competing Bid Obligations” has the meaning set forth in Section 7.4(g).

“Confidential Information” has the meaning set forth in Section 8.4.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or third party in connection with the consummation of the transactions provided for in this Agreement.

“Consenting Parties” has the meaning set forth in Section 13.17.

“Contracts” means all contracts, leases, licenses, and other agreements (including any amendments and other modifications thereto.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 and all related strains and sequences, including any resurgent or evolutions or mutations or variants thereof.

“Credit Bid” has the meaning set forth in Section 2.1.

Exhibit A-2

“Credit Bid Prepetition Obligations” means the outstanding Prepetition Front Line Obligations and the Prepetition Secured Promissory Note Obligations in an estimated aggregate amount of approximately $171,000,000, provided, however, that if and to the extent, the Bankruptcy Court does not permit any portion of such aggregate amount to serve as Closing Date Consideration pursuant to section 363(k) of the Bankruptcy Code, “Credit Bid Prepetition Obligations” shall mean the reduced amount of Prepetition Front Line Obligations and Prepetition Secured Promissory Note Obligations that the Bankruptcy Court permits to serve as Closing Date Consideration.

“Credit Bid Term Sheet” means that certain Front Line Credit Bid Restructuring Term Sheet, dated as of the date hereof, by and among the Lenders, with respect to, among other things, the transactions contemplated hereby.

“Debtors” has the meaning set forth in the recitals.

“Debtor Releasing Person” or “Debtor Releasing Persons” has the meaning set forth in Section 13.2(a).

“DIP Credit Agreement” means that certain Superpriority Senior Secured Debtor-in-Possession Credit Agreement, dated as of August 28, 2023, by and among Seller, as borrower, the other entities party thereto as guarantors, the various lenders from time to time party thereto and Alter Domus (US) LLC, as Administrative Agent and Collateral Agent.

“DIP Order” means, collectively: (a) the Interim DIP Order; (b) the Final DIP Order; and (c) any other supplemental, interim, or final order entered by the Bankruptcy Court in respect of the postpetition financing that is the subject of the Interim DIP Order and/or the Final DIP Order.

“Dispute” has the meaning set forth in Section 13.17.

“Eclipse” means Eclipse Foundation Group, Inc.

“Employee Plan” or “Employee Plans” means all “employee benefit plans” as defined in Section 3(3) of ERISA and all other severance pay, salary continuation, bonus, incentive, equity or equity-based incentives, retirement, stay bonus, change in control, transaction, pension, profit sharing, deferred compensation, employment, consulting or other benefit or compensation plans, contracts, programs or arrangements of any kind to which either Seller or the Company maintains, sponsors or currently makes or is required to make prepayments, transfers, or contributions in respect of the employees or other individual service providers of the Company.

“End Date” means November 30, 2023.

“Environmental Law” means any Laws related to pollution or protection of the environment.

“Environmental Matters” has the meaning set forth in Section 11.2(b).

“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation in a Person.

Exhibit A-3

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Final DIP Order” means the Final Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, and (V) Granting Related Relief (Dkt. No. 138).

“Final Order” means, with respect to the Sale Order, the Sale Order shall have become final and no longer subject to appeal, and will not have been appealed or, if appealed, is not stayed at the Closing Date.

“Fraud” means with respect to any Party, actual common law fraud under Delaware law by such Party in the making of any representation and warranty in Article IV, Article V or Article VI (as applicable).

“Front Line DIP Obligations” has the meaning set forth in the Interim DIP Order.

“Front Line DIP Secured Parties” has the meaning set forth in the Interim DIP Order.

“Front Line Released Person” has the meaning set forth in Section 13.2(a).

“Fundamental Representations” means the representations and warranties contained in the first two sentences of Section 4.1, the last two sentences of Section 4.2, and in Sections 4.3, 4.4, 4.8, 5.1, 5.2, 5.4, 6.1, 6.2, 6.3 and 6.6.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, or any arbitrator or arbitral body (public or private).

“Guaranteed Claims Release” means the release by the Lenders of all guarantees of the Prepetition Credit Agreement Claims and Prepetition Secured Promissory Note Obligations against Seller and its subsidiaries, including Gibson Technical Services, Inc. but excluding the Company.

“H&B” has the meaning set forth in Section 13.17.

“Hazardous Material” means “hazardous substance,” “pollutant or contaminant,” and “petroleum,” as those terms are defined or used in Section 101 of CERCLA or any other material, substance or waste for which liability or standards of conduct may be imposed under any Environmental Law, including petroleum, asbestos, lead, mold, noise, odor, per- or polyfluoroalkyl substances and polychlorinated biphenyls.

Exhibit A-4

“Higher or Better Offer” has the meaning set forth in the recitals.

“Holdings” has the meaning set forth in the recitals.

“Intellectual Property” means any and all intellectual property rights in any jurisdiction throughout the world, including: all (a) inventions, all improvements thereto, and all letters patent and pending applications and all reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof; (b) trademarks, service marks, trade names, trade dress, corporate names, logos and slogans and Internet domain names together with the goodwill associated therewith, and all applications, registrations, extensions and renewals in connection therewith; (c) works of authorship, copyrights, and copyrightable works, and all applications, registrations and renewals in connection therewith; (d) trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (e) software, computer programs, operating systems, interfaces, firmware, modules, algorithms and routines and all documentation relating to any of the foregoing; (f) other intellectual property or proprietary rights; and (g) copies and tangible embodiments of the foregoing.

“Interim DIP Order” means the Interim Order (I) Authorizing the Debtors to (A) Obtain Postpetition Financing and (B) Use Cash Collateral, (II) Granting Liens and Providing Superpriority Administrative Expense Status, (III) Granting Adequate Protection to the Prepetition Secured Parties, (IV) Modifying the Automatic Stay, (V) Scheduling a Final Hearing, and (VI) Granting Related Relief (Dkt. No. 46).

“Intermediate Holdings” has the meaning set forth in the recitals.

“IRS” means the United States Internal Revenue Service.

“Law” means any law (including common law), act, Order, statute, code, ordinance, regulation or rule enacted, promulgated, imposed or enforced by any Governmental Authority.

“Lenders” means collectively, the Front Line DIP Secured Parties, the Prepetition Front Line Secured Parties, and the Prepetition Promissory Note Holder.

“Liabilities” means any debts, losses, claims, damages, demands, fines, judgments, penalties, liabilities or obligations of any kind (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Lien” means any security interest, mortgage, lien, option, pledge or other similar encumbrance.

“Material Adverse Effect” means any state of facts, event, change, result, circumstance, occurrence, condition or development that has or that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or condition (financial or otherwise) of the Company or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

“Milestones” means those milestones set forth in clauses (a), (b), (c), (d) and (e) in Section 7.4(a); provided, that (x) any such Milestone may be extended upon mutual agreement between Buyer and Seller or automatically to the extent necessary to accommodate the Bankruptcy Court’s availability, (y) notwithstanding anything to the contrary herein, the End Date shall not be extended without the mutual agreement of the Parties and (z) that any Milestone that would otherwise fall on a day that is not a Business Day will fall on the next day that is a Business Day.

Exhibit A-5

“Neutral Accountant” means an independent accounting firm jointly selected by Buyer and Seller. If Buyer and Seller cannot jointly agree on a Neutral Accountant, Buyer and Seller shall each submit to their respective accountants the name of an accounting firm (which shall not be either of their respective accounting firms), and the Neutral Accountant shall be selected by lot from these two firms by the respective accountants of Buyer and Seller.

“Obligations” means, collectively, the Prepetition Front Line Obligations and the Front Line DIP Obligations.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of the operations of the business of the Company through the Signing Date consistent with past practices, including any conduct, practice or action taken or omitted to be taken as Pandemic Measures, with respect to, or as a result of, COVID-19, subject to actions reasonably necessary to conduct the Chapter 11 process as determined in the reasonable discretion of Seller.

“Organizational Documents” means, with respect to any entity (i) the certificate or articles of incorporation, organization or formation and the by-laws, the partnership agreement or operating or limited liability company agreement (as applicable) of such entity, and (ii) any documents comparable to those described in clause (i) as may be applicable pursuant to any applicable Law.

“Pandemic Measures” shall mean any quarantine, “shelter in place,” “stay at home,” temporary workforce reduction, social distancing, mandatory shut down or closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority that a Company determined is necessary, advisable or prudent in connection with (i) mitigating the adverse effects of COVID-19, (ii) ensuring compliance with applicable Law or (iii) protecting the health and safety of employees or other Persons with whom a Company and its respective personnel come into contact with during the course of business operations.

“Party” or “Parties” has the meaning set forth in the preamble.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Equity Exceptions” means (a) any restrictions on sale, transfer or assignment contained in this Agreement or imposed by appliable securities Laws or the Company’s Organizational Documents, and (b) Buyer’s rights to purchase the Purchased Equity, as described in this Agreement.

“Permitted Liens” means (a) Liens for Taxes of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the Ordinary Course of Business or by operation of Law, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) purchase money liens and liens securing rental payments under capital lease arrangements, (e) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (f) Liens, the existence of which would not reasonably be expected to have a Material Adverse Effect, (g) title and other rights of a lessor arising under or in connection with a capital or operating lease, and (h) with respect to the Real Property, (x) any conditions that may be shown by a current, accurate survey, (y) easements, encroachments, restrictions, rights of way and any other non-monetary title defects and (z) zoning, building and other similar restrictions; provided, that none of the foregoing described in clause (i) will individually or in the aggregate materially impair the continued use and operation of the property to which they relate in the business of the Company as conducted as of the Signing Date.

Exhibit A-6

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Authority.

“Petition Date” means August 23, 2023.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of a Straddle Period that begins on the day after the Closing Date.

“Post-Signing Disclosure” has the meaning set forth in Section 7.5.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of a Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Prepetition Credit Agreement Claims” means claims of the lenders under the Prepetition Loan Agreements arising thereunder secured on a first priority basis by substantially all assets of the Company and the Purchased Equity, together with all fees, expenses and all other claims arising under the Prepetition Loan Agreements and in accordance therewith.

“Prepetition Front Line Credit Facility” has the meaning given to such term in the Interim DIP Order.

“Prepetition Front Line Lenders” has the meaning given such term in the Interim DIP Order.

“Prepetition Front Line Obligations” means all obligations due to the Prepetition Front Line Secured Parties under the Prepetition Front Line Credit Facility.

“Prepetition Front Line Secured Parties” the meaning given to such term in the Interim DIP Order.

“Prepetition Intercreditor Agreement” that certain Intercreditor Agreement, dated as of May 26, 2023 by and among the Company, Seller, Alter Domus (US) LLC, as senior representative for the senior secured parties, and Streeterville Capital, LLC, as the second priority debt party.

“Prepetition Loan Agreements” means, collectively, (i) the Prepetition Front Line Credit Facility and (ii) the Prepetition Secured Promissory Note.

Exhibit A-7

“Prepetition Promissory Note Holder” has the meaning given to such term in the Interim DIP Order.

“Prepetition Secured Intercompany Note” has the meaning given such term in the Interim DIP Order.

“Prepetition Secured Obligations” means, collectively, the Prepetition Front Line Obligations and the Prepetition Secured Promissory Note Obligations.

“Prepetition Secured Promissory Note” has the meaning given to such term in the Interim DIP Order.

“Prepetition Secured Promissory Note Obligations” means all obligations due to the Prepetition Promissory Note Holder under the Prepetition Secured Promissory Note.

“Privileged Materials” has the meaning set forth in Section 13.17.

“Purchased Equity” has the meaning set forth in the recitals.

“Real Property” means all of the Company’s interest in real property, including real property owned in fee simple, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, and all buildings and other improvements located thereon, in each case, currently used in the business or operations of the Company.

“Released Claim” means any claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever and other similar rights, demands, defenses, offsets, accounts, contracts, actions and causes of action lawsuits and complaints, debts, losses, obligations, liabilities, rights, avoidance actions pursuant to Chapter 5 of the Bankruptcy Code, rights of recovery and damages of every kind, nature or description whatsoever, whether matured or unmatured, known or unknown, asserted or unasserted, foreseen or unforeseen, accrued or unaccrued, suspected or unsuspected, liquidated or unliquidated, pending or threatened, arising in law or equity, upon contract or tort or under any state or federal law or otherwise and whether for general, special, statutory, punitive or other damages, sanctions, costs, or attorney’s fees, or for equitable, declaratory, injunctive, reimbursement, or other relief, in each case including all derivative claims and whether currently pending or in process and whether arising in the past, present or future, or action or failure to take action at any time at or prior to the Closing that any Debtor Releasing Person has or is entitled to make or assert, file or bring against any Front Line Released Person, or that any Front Line Released Person has or is entitled to make or assert, file or bring against any Debtor Releasing Person, in each case, by, on behalf of or relating directly or indirectly to the Debtors (and their successors and assigns) and Debtors’ estates, which Released Claims shall include, for the avoidance of doubt, claims related to the Prepetition Front Line Obligations, the Front Line DIP Obligations, the Prepetition Secured Intercompany Note, the Prepetition Secured Promissory Note and Kurt and/or Audrey Johnson.

“Representatives” means as to any Person, such Person’s Affiliates, and its and their respective past, present and future directors, officers, employees, managing or non-managing members, partners, general partners, agents, advisors, representatives, and consultants, (including legal advisors, financial advisors and accountants), equityholders, predecessors, heirs, subsidiaries, successors and assigns, in each case, solely in their capacity as such; provided that for purposes of the releases in Section 13.2, the Debtors and their current and former direct or indirect subsidiaries (except the Company) and such parties’ current and former directors, managers, officers or employees solely in their capacity as such, shall not be Representatives of the Front Line Released Persons, and the Company and the Debtors shall not be Representatives of each other.

Exhibit A-8

“Restraint” has the meaning set forth in Section  9.1(d).

“Retained Actions” has the meaning set forth in Section 11.2(a).

“Sale Hearing” means the hearing to be held before the Bankruptcy Court to consider approval of the sale of Purchased Equity pursuant to the terms of the Bidding Procedures Order.

“Sale Motion” has the meaning set forth in Section 7.4(a).

“Sale Order” means an Order of the Bankruptcy Court, which shall in form and substance acceptable to Seller and Buyer, which shall, among other things, (a) approve, pursuant to sections 105, 363 of the Bankruptcy Code, (i) the execution, delivery and performance by Seller of this Agreement, (ii) the sale of the Purchased Equity to Buyer on the terms set forth herein and free and clear of all claims, Liabilities, encumbrances and any other obligations arising prior to the Closing, including without limitation any pre- and post- petition liens of any of Seller’s debtholders, including adequate protection liens granted under the DIP Order, any mechanic’s, or other statutory liens whether or not such liens have been filed or perfected; and (iii) the performance of Seller of its respective obligations under this Agreement, (b) authorize Seller and Buyer to execute and file termination statements, instruments of satisfaction, releases and similar documents with respect to all encumbrances that any Person has with respect to the Purchased Equity, (c) order that Buyer is receiving good and marketable title, to the extent applicable, of the Purchased Equity free and clear of all claims, Liabilities, and encumbrances and any other obligations arising prior to the Closing, (d) approve Buyer as a “good faith” purchaser under section 363(m) of the Bankruptcy Code and € approve the releases set forth herein and therein.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Closing Certificate” has the meaning set forth in the Section 3.2(e).

“Seller Schedules” has the meaning set forth in Section 7.6.

“Seller” has the meaning set forth in the preamble.

“Signing Date” has the meaning set forth in the preamble.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“subsidiary” means, when used with respect to any Person, any entity of which more than 50% of the effective voting power or Equity Interests of such entity is directly or indirectly owned by such Person.

“Successful Bidder” means the party that submits the bid that the Debtors determine, following consultation with the Consultation Parties (as defined in the Bidding Procedures Motion), and subject to Bankruptcy Court approval, is the highest and/or best offer for the purchase of the Assets (as defined in the Bidding Procedures Motion).

Exhibit A-9

“Tax” means (a) any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, transfer, registration, ad valorem, value-added, transfer, capital stock, franchise, profits, license, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property, personal property, utility, escheat, unclaimed property, environmental, import, or windfall profit tax, custom, duty, charge, fee, levy or other assessment in the nature of a tax of any kind whatsoever imposed by any Governmental Authority, (b) any liability for or in respect of the payment of any item described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or similar group and (c) any liability for or in respect of the payment of any amount described in clauses (a) and (b) of this definition as a transferee or successor, by assumption, Contract or operation of Law, or otherwise.

“Tax Returns” means all returns, statements and reports, declarations, claims for refund, or information return, including amendments, and including any schedule or attachment thereto, filed or required or permitted to be filed with any Governmental Authority in respect of Taxes.

“Taxing Authority” means any Governmental Authority responsible for the administration or imposition of any Tax.

“Transaction” has the meaning set forth in the recitals.

“Transaction Matter” means (i) the Pre-Closing operation of the Company, any subsidiary thereof, or their respective businesses (including any Environmental Matter), or (ii) matters resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon this Agreement, any Law (including Environmental Law), or otherwise (including any right, whether arising at law or in equity (including strict liability and tort).

“Unsecured Creditors Committee” means the Official Unsecured Creditors’ Committee appointed pursuant to section 1102(a) of the Bankruptcy Code in the Bankruptcy Case, as the membership thereof may change from time to time.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended, and any state law equivalent.

Exhibit A-10

EXHIBIT B

EQUITY OWNERSHIP

The Company owns one Unit, consisting of one redeemable voting common share, par value U.S. $.01, and one non-voting redeemable preferred share, par value U.S.$.01 in Pathway Insurance Company, a Cayman Islands exempted company with limited liability

Exhibit B-1